Exhibit 99.1

UNITED INDUSTRIAL CORPORATION

Contact:	Stuart F. Gray
Treasurer
(410) 628-8686

UNITED INDUSTRIAL REPORTS

FINANCIAL RESULTS FOR FOURTH QUARTER and YEAR ENDED DECEMBER 31, 2006

•                  Board of Directors Declares Dividend

HUNT VALLEY, MD, March 9, 2007 — United Industrial Corporation (NYSE: UIC) today reported financial results for its fourth quarter and year ended December 31, 2006.  The company designs, produces, and supports aerospace and defense systems through its wholly owned subsidiary, AAI Corporation, and AAI Corporation’s direct and indirect wholly owned subsidiaries, AAI Services Corporation, Aerosonde Pty Ltd, Aerosonde North America Incorporated, ESL Defence Limited, McTurbine Inc., and Symtx, Inc.  Its high technology products and services include unmanned aircraft systems, training and simulation systems, automated aerospace test and maintenance equipment, armament systems, aviation ground support equipment, logistical and engineering services, and maintenance, repair and overhaul activities.

On December 29, 2006, United Industrial divested its energy segment, which consisted of Detroit Stoker Company, as part of the company’s ongoing strategy to focus on its core defense business.  The former energy segment was previously reported as part of continuing operations and is now included in discontinued operations.  Accordingly, the results of operations and financial position of Detroit Stoker Company reflected in the Consolidated Statements of Operations and Cash Flows for the three and twelve month periods ending on December 31, 2006 and 2005, respectively, and the Consolidated Balance Sheet at December 31, 2005 are included in Discontinued Operations and are discussed separately in the information that follows.

Financial Results for the Fourth Quarter Ended December 31, 2006

Net sales for the fourth quarter of 2006 increased 9.9% to $166.6 million, from $151.6 million during the same period in 2005.  The growth in net sales was primarily due to an $11.7 million increase in logistical support for fielded Shadow® 200 Tactical Unmanned Aircraft Systems (“Shadow 200 TUAS”), $11.5 million increased volume on aircraft Maintenance Training Device (“MTD”) programs due to additional awards in December 2005 and the first quarter of 2006, and $7.3 million in new unmanned aircraft systems product initiatives and engineering activities.  In addition, the company’s 2006 acquisitions contributed $8.3 million to net sales in the fourth quarter of 2006.  These increases were partially offset by decreases of $20.9 million, primarily due to a large influx of material and subcontractor deliveries related to the Shadow 200 TUAS production program in 2005, and $2.9 million in various other programs.

Operating margin for the fourth quarter of 2006 increased 0.9 of a percentage point to 10.0% from 9.1% for the fourth quarter of 2005.  During the fourth quarter of 2006, the company realized a 0.8 of a percentage point, or $1.4 million, increase in operating margin due to improved performance on production contracts, partially offset by increased costs on development contracts.  Management does not anticipate any future favorable or unfavorable impact related to both of these matters.   Increases in accrued expenses reduced the operating margin in the fourth quarter of 2006 by 0.1 of a percentage point. These expenses included higher accrued long-term incentive compensation expense of $1.5 million, partially offset by lower accrued pension expense of $1.3 million.  Stock-based compensation is now required to be included in earnings under Statement of Financial Accounting Standard No. 123 Revised, Accounting for Stock-Based Compensation (“SFAS 123R”), effective January 1, 2006.  No stock-based or other long-term incentive compensation expense was included in 2005.

Net income from continuing operations for the fourth quarter of 2006 increased 54.5% to $11.4 million, or $0.82 per diluted share, from $7.4 million, or $0.57 per diluted share, during the same period in 2005.

Net income, including results of both continuing and discontinued operations, for the fourth quarter of 2006 increased 112.2% to $22.1 million, or $1.55 per diluted share, from $10.4 million, or $0.77 per diluted share, during the same period in 2005.  The sale of the former energy operation during the fourth quarter of 2006 resulted in an $8.4 million gain, net of tax, or $0.57 per diluted share, that is reported in discontinued operations.

The company’s effective tax rate for the fourth quarter 2006 was 32.9% compared with 42.5% for the same period in 2005.  The fourth quarter 2006 tax rate was favorably impacted by the reinstatement of the research and experimentation tax credit.  The higher fourth quarter 2005 tax rate was primarily due to a downward revision of an estimate for a manufacturing tax deduction.

Financial Results for the Year Ended December 31, 2006

Net sales for the year ended December 31, 2006 increased 17.5% to $564.0 million from $480.2 million during the same period in 2005.  The growth in net sales was primarily due to a $33.0 million increase in logistical support for an increasing number of fielded Shadow 200 TUAS, a $25.5 million increase in engineering activities primarily related to new unmanned aircraft systems program initiatives including the Extended Range Multi-Purpose program, an $18.0 million increase in aircraft MTD programs reflecting the maturation of the F-22 MTD program and increased orders for C-17 training suites, and a $4.9 million increase in Shadow 200 TUAS production volume.  In addition, our 2006 acquisitions contributed $9.4 million to 2006 sales.  These increases were partially offset by a $6.5 million decrease in training systems programs due to the completion of certain naval On Board Trainer programs and various other decreases.

Increased Shadow 200 TUAS production and logistics support activities in 2006 resulted from management’s decision in the fourth quarter of 2005 to increase production capacity to address higher order volumes.  In early 2006, in anticipation of increased requirements for unmanned aircraft systems production, including logistical support, the company increased capacity to approximately two equivalent systems per month, with additional capability for surge requirements. This capacity covers all aspects of the Shadow 200 TUAS program requirements, including: production of new systems, reset (refurbishment) of existing systems, repair of damaged systems or components, and production of spares. This increase in capacity allowed the company to deliver new systems and meet reset, repair and support requirements at higher levels than in prior years.  In line with U.S. Army needs, the volume for any one aspect of the program, including production activities, has varied, and is expected to continue to vary from month to month.  The company plans to keep the manufacturing level-loaded for maximum efficiency, making frequent decisions, in coordination with the company’s customer, to deliver equipment, spares, repairs, and reset systems in response to customer demand for both basic and wartime needs.

Operating margin in 2006 decreased 1.4 percentage points to 9.3% compared to 10.7% in 2005, primarily attributable to cost overruns on four fixed price contracts, as disclosed in the third quarter, that resulted in a lower operating income of $5.9 million, or 1.1 percentage points.  Increases in accrued expenses reduced the operating margin in 2006 by 0.8 of a percentage point. These expenses included higher accrued long-term incentive compensation expense of $3.8 million and accrued pension expense of $0.8 million.  No stock-based or other long-term incentive compensation expense was included in 2005.  The increase in pension expense resulted from higher employment levels and a 0.25% lower discount rate used to calculate the present value of the net periodic pension cost. Partially offsetting the decrease in operating margin in 2006 was improved production performance resulting in a higher operating margin of 0.5 of a percentage point, or $2.8 million in operating income.

The decrease in non-operating pretax earnings in 2006 compared to 2005 resulted from a $7.2 million gain on the sale of undeveloped property in 2005, partially offset by higher interest income of $1.1 million in 2006.

Net income from continuing operations for the year ended December 31, 2006 decreased 7.9% to $33.1 million, or $2.47 per diluted share, from $36.0 million, or $2.57 per diluted share, during the same period in 2005.

Net income, including results of both continued and discontinued operations, for the year ended December 31, 2006 increased 15.2% to $47.2 million, or $3.42 per diluted share from $41.0 million, or $2.89 per diluted share, during the same period in 2005.  The sale of the former energy operation during the fourth quarter of 2006 resulted in an $8.4 million gain, net of tax, or $0.57 per diluted share, that is reported in discontinued operations.

The company’s effective tax rate for the year ended December 31, 2006 was 36.1% compared with 36.0% for the same period in 2005.

Financial Results for Discontinued Operations

The company recorded income, net of tax, from discontinued operations for the fourth quarter in 2006 and 2005 of $10.7 million and $3.0 million, respectively, and for the year ended December 31, 2006 and 2005 of $14.1 million and $5.0 million, respectively.

The income from discontinued operations for the three and twelve month periods ending December 31, 2006 includes a gain on the sale of the discontinued energy operation of $8.4 million, net of tax.

Funded New Orders and Funded Backlog

During the fourth quarter of 2006, the company received $169.5 million of funded new orders for products and services, an increase of $38.9 million, or 29.8%, compared to $130.6 million of funded new orders during the same period in 2005.

During the year ended December 31, 2006, the company received $706.6 million of funded new orders for products and services, an increase of $122.0 million, or 20.9%, compared to $584.6 million of funded new orders during the same period in 2005.

Funded backlog for the company’s continuing operations was $662.2 million at December 31, 2006, an increase of $174.8 million, or 35.9%, from $487.4 million at December 31, 2005.

The company’s funded new orders in the fourth quarter of 2006 included the following awards:

Unmanned Systems

•                  $60.4 million from the U.S. Army for continuation of the performance-based logistic support activities for delivered Shadow 200 TUAS;

•                  $5.2 million from the U.S. Army for recondition or repair of Shadow 200 TUAS returned from deployment;

Services and Logistics

•                  $30.2 million from the U.S. Air Force to produce two additional MTD systems in support of C-17 fleet readiness;

•                  $13.8 million incremental funding from the U.S. Army for continued contractor logistics support of the joint services Biological Detection Systems program;

•                  $5.6 million funding from the U.S. Navy to provide another year of contractor logistics support services for the  T-45 Ground Based Training Systems;

Test Systems

•                  $9.9 million from the U. S. Navy for 26 additional Advanced Boresight Equipment Model 310 units;

Advanced Programs

•                  $5.8 million incremental funding from the U. S. Army to continue the Lightweight Small Arms Technologies program.

Dividend Declaration

The company also announced today that its Board of Directors has declared a dividend of $0.10 a share on its Common Stock, payable March 26, 2007 to stockholders of record at the close of business on March 19, 2007.

Initiatives to Increase Shareholder Value in 2006

Acquisitions and Dispositions

On December 29, 2006, United Industrial completed the sale of its wholly owned energy subsidiary, Detroit Stoker Company, for total consideration of $22.2 million, consisting of $17.2 million cash and a promissory note of $5.0 million.  The transaction resulted in an $8.4 million gain, net of tax, for the company.  Under the terms of the merger agreement, and, by operation of law, Detroit Stoker Company retained all of its assets and liabilities, including all of its asbestos related liabilities, except for certain pension assets and liabilities related to retired non-union employees.

On November 28, 2006, the company acquired Symtx, Inc. for a cash purchase price of $34.3 million, with the potential for an additional payment by the company of up to $5.0 million based upon the achievement of certain financial targets in 2007.  Based in Austin, Texas, Symtx designs and manufactures high performance functional test solutions for mission-critical electronic systems.  Symtx’s customers include major defense and aerospace prime contractors, and the U.S. military.

On November 14, 2006, the company acquired McTurbine Inc. for a cash purchase price of $31.0 million subject to increase or decrease based upon the closing net worth of McTurbine.  Located in Corpus Christi, Texas, McTurbine performs maintenance, repairs, and overhauls of military helicopter engines. McTurbine is an authorized service center for Honeywell and Goodrich Corporation, providing overhauls of T53 and T55 turbo-shaft helicopter engines, as well as T53 fuel control units and governors.

On June 19, 2006, the company acquired Aerosonde Pty Ltd. and Aerosonde North America, Incorporated in stock purchase transactions for an aggregate cash purchase price of $6.3 million, with additional consideration payable upon the achievement of certain milestones.  One of these milestones was achieved and resulted in a $0.5 million payment by the company in 2007.  Based in Victoria, Australia, Aerosonde Pty Ltd. is a manufacturer and developer of unmanned aircraft vehicles.  Aerosonde North America operates Aerosonde unmanned aircraft vehicles in support of research and development and weather forecasting requirements of U.S. based customers including the U.S. Air Force, the National Oceanic and Atmospheric Administration and NASA.

Share Repurchase Plan

On November 17, 2006, United Industrial’s Board of Directors authorized a stock purchase plan for up to $50.0 million.  Through December 31, 2006, United Industrial repurchased a total of 105,736 shares at an average market price of $49.88 under the November 17, 2006 plan.

Conference Call Webcast

The company will hold a simultaneous conference call and audio Webcast on Friday, March 9, 2007, at 10:00 a.m. (ET), to discuss financial results for its fourth quarter and year ended December 31, 2006.  A live webcast of the call will be accessible for all interested parties in the Investor Relations section on the company’s website, www.unitedindustrial.com, or on www.earnings.com.  Following the call, the webcast will be archived for a period of approximately three months and available at www.unitedindustrial.com or at www.earnings.com.

Use of Non-GAAP Measures

In addition to disclosing financial results that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the company discloses EBITDA (earnings before interest, taxes, depreciation, and amortization) from continuing operations, which is a non-GAAP measure.  In addition, the company discloses Free Cash Flow, a non-GAAP measure, which equals net cash provided by operating activities less net cash used in acquiring property and equipment, net of retirements.  The company believes EBITDA from continuing operations and Free Cash Flow from continuing operations are used by some investors, analysts, lenders and other parties to measure the company’s performance over time.  Management believes that providing this additional information is useful to understanding the company’s ability to meet capital expenditures and working capital requirements and to better assess and understand operating performance.  The measures allow investors, analysts, lenders and other parties to better evaluate the company’s financial performance and prospects in the same manner as management.  Because the company’s methods for calculating such non-GAAP measures may differ from other companies’ methods, such non-GAAP measures presented may not be comparable to similarly titled measures reported by other companies.  Such measures are not recognized in accordance with GAAP, and the company does not intend for this information to be considered in isolation or as a substitute for GAAP measures.  Reconciliations from non-GAAP reported measures described in this press release to GAAP reported results are provided in the financial tables attached to this press release.

Forward-Looking Information

Except for the historical information contained herein, information set forth in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and variations of such words and similar expressions that indicate future events and trends are intended to identify such forward-looking statements which include, but are not limited to, projections of revenues, earnings, segment performance, cash flows and contract awards.  These forward-looking statements are subject to risks and uncertainties, which could cause the company’s actual results or performance to differ materially from those expressed or implied in such statements.  All information in this press release is as of March 9, 2007.  The company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.  For additional information about the company and its various risk factors, please see the company’s most recent Annual Report on Form 10-K and other documents as filed with the Securities and Exchange Commission.  Additional information about the company and its various risk factors will also be set forth in the company’s annual report on Form 10-K for the year ended December 31, 2006, which will be filed with the Securities and Exchange Commission in the first quarter of 2007.

United Industrial Corporation & Subsidiaries

Consolidated Earnings Per Share

(Unaudited)

Basic earnings per share for all periods presented was computed by dividing net earnings for the respective period by the weighted average number of shares of the company’s par value $1.00 per share common stock (“Common Stock”) outstanding during the period.  Diluted earnings per share was computed by dividing (i) net earnings during the period, adjusted to add back the after-tax interest and other charges incurred on the company’s $120.0 million aggregate principal amount of 3.75% convertible senior notes due September 15, 2024 (“3.75% Convertible Senior Notes”), by (ii) the weighted average number of shares of Common Stock outstanding during the period, adjusted to add the weighted average number of potential dilutive common shares that would have been outstanding upon the assumed exercise of stock options using the treasury stock method and conversion of the 3.75% Convertible Senior Notes for Common Stock.

Basic and diluted earnings per share amounts for continuing operations were computed as follows:

	Three Months Ended December 31,
	2006			2005
(Dollars in thousands, except per share data)	Earnings	Shares	Per Share	Earnings	Shares	Per Share

Basic Earnings Per Share
Income from continuing operations	$11,395	11,401,149	$1.00	$7, 375	11,286,878	$0.65

Effect of Dilutive Securities
Stock Options	—	359,927		—	372,609
3.75% Convertible Senior Notes	815	3,058,356		954	3,058,356

Diluted Earnings Per Share
Income from continuing operations	$12,210	14,819,432	$0.82	$8,329	14,717,843	$0.57

	Year Ended December 31,
	2006			2005
(Dollars in thousands, except per share data)	Earnings	Shares	Per Share	Earnings	Shares	Per Share

Basic Earnings Per Share
Income from continuing operations	$33,120	11,378,401	$2.91	$35,969	11,829,851	$3.04

Effect of Dilutive Securities
Stock Options	—	388,611		—	447,029
3.75% Convertible Senior Notes	3,527	3,058,356		3,378	3,058,356

Diluted Earnings Per Share
Income from continuing operations	$36,647	14,825,368	$2.47	$39,347	15,335,236	$2.57

	Three Months Ended		2006 vs 2005
	December 31,		Increase/(Decrease)
	2006	2005	Amount	%
Net sales	$166,587	$151,601	$14,986	9.9
Operating costs and expenses	149,969	137,876	12,093	8.8
Total operating income	16,618	13,725	2,893	21.1
Non-operating income and (expense)
Interest income	1,331	883	448	50.7
Interest expense	(1,395)	(1,442)	47	3.3
Income from equity investment in joint venture	66	30	36	120.0
Other income (expense), net	352	(369)	721	195.4
	354	(898)	1,252	139.4

Income from continuing operations before income taxes	16,972	12,827	4,145	32.3
Provision for income taxes	(5,577)	(5,452)	(125)	2.3
Income from continuing operations	11,395	7,375	4, 020	54.5

Gain on sale of discontinued energy operation, net of tax	8,390	—	8,390	100.0
Income from discontinued operations, net of tax	2,315	3,039	(724)	(23.8)
Net income	$22,100	$10,414	$11,686	112.2

	Year Ended		2006 vs 2005
	December 31,		Increase/(Decrease)
	2006	2005	Amount	%
Net sales	$564,038	$480,187	$83,851	17.5
Operating costs and expenses	511,457	428,860	82,597	19.3
Total operating income	52,581	51,327	1,254	2.4
Non-operating income and (expense)
Interest income	4,339	3,211	1,128	35.1
Interest expense	(5,798)	(6,083)	285	4.7
Gain on sale of property	—	7,152	(7,152)	(100.0)
Income from equity investment in joint venture	288	196	92	46.9
Other income, net	393	387	6	1.6
	(778)	4,863	(5,641)	(116.0)

Income from continuing operations before income taxes	51,803	56,190	(4,387)	(7.8)
Provision for income taxes	(18,683)	(20,221)	1,538	7.6
Income from continuing operations	33,120	35,969	(2,849)	(7.9)
Gain on sale of discontinued energy operation, net of tax	8,390	—	8,390	100.0
Income from discontinued operations, net of tax	5,663	4,989	674	13.5
Net income	$47,173	$40,958	$6,215	15.2

UNITED INDUSTRIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Dollars in Thousands)

(Unaudited)

	December 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$39,158	$63,133
Marketable equity securities	—	11,617
Deposits and restricted cash	—	4,810
Accounts receivable, net	71,503	60,184
Inventories	73,700	25,801
Prepaid expenses and other current assets	10,636	8,481
Note receivable	833	—
Assets of discontinued operations	11,996	63,341
Total current assets	207,826	237,367
Marketable equity securities	11,392	—
Deferred income taxes, net of valuation allowance	3,539	5,764
Intangible assets, net	27,894	7,946
Goodwill	51,314	3,607
Other assets	5,466	6,589
Note receivable	4,167	—
Property and equipment — net	47,042	43,128
Total assets	$358,640	$304,401

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long—term debt	$342	$964
Accounts payable	39,578	24,021
Accrued employee compensation and taxes	17,506	16,099
Customer advances	29,410	9,936
Note payable	2,542	—
Post retirement benefit obligation other than pension	2,118	—
Other current liabilities	16,983	8,059
Liabilities of discontinued operations	12,113	58,668
Total current liabilities	120,592	117,747
Long—term debt	120,030	120,723
Post-retirement benefit obligation other than pension	14,052	13,971
Minimum pension liability	37,830	25,064
Other liabilities	2,837	1,374
Total liabilities	295,341	278,879
Shareholders’ equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, par value $1.00 per share; 30,000,000 shares authorized; 11,320,095 and 11,279,379 shares outstanding at December 31, 2006 and December 31, 2005, respectively (net of shares in treasury)	14,374	14,374
Additional capital	86,471	83,799
Retained earnings	82,337	39,724
Treasury stock, at cost; 3,054,053 and 3,094,769 shares at
December 31, 2006 and December 31, 2005, respectively	(78,505)	(76,868)
Accumulated other comprehensive loss, net of tax	(41,378)	(35,507)
Total shareholders’ equity	63,299	25,522
Total liabilities and shareholders’ equity	$358,640	$304,401

United Industrial Corporation & Subsidiaries

Statements of Consolidated Cash Flows

(Dollars in Thousands)

(Unaudited)

	Year Ended December 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$47,173	$40,958
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations, net of tax	(5,663)	(4,989)
Debt issuance cost and deferred financing fees	1,254	1,096
Depreciation and amortization	12,330	8,957
Stock based compensation	2,527	—
Gain on sale of discontinued energy operation	(8,390)	—
Gain on sale of property	—	(7,152)
Impairment of long—lived assets	—	273
Deferred income tax (benefit) provision	(1,140)	3,881
Income from equity investment in joint venture	(288)	(196)
Excess tax benefit from stock-based compensation	(1,248)	—
Other, net	239	(1,046)
Changes in operating assets and liabilities	(1,123)	7,789
Net cash provided by operating activities from continuing operations	45,671	49,571
Deferred income tax provision, discontinued operations	7,620	—
Net cash provided by operating activities by discontinued operations	3,490	2,638
Net cash provided by operating activities	56,781	52,209

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(13,250)	(25,239)
Proceeds from sale of available for sale securities	—	124,626
Purchase of marketable equitable securities	—	(12,596)
Business acquisitions, net of cash acquired	(74,571)	(9,883)
Proceeds from sale of property	—	7,555
Net cash (used in) provided by investing activities	(87,821)	84,463
Net cash outflow from sale of business	(4,709)	—
Net cash used in investing activities by discontinued operations	(43)	(119)
Net cash (used in) provided by investing activities	(92,573)	84,344

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(1,315)	(1,271)
Repayment of collateral received in securities lending transaction	—	(124,619)
Proceeds from exercise of stock options	2,534	1,812
Excess tax benefit from stock-based compensation	1,248	—
Purchase of treasury shares	(5,274)	(39,960)
Decrease in deposits and restricted cash	4,810	29,035
Dividends paid	(4,549)	(4,733)
Net cash used in financing activities	(2,546)	(139,736)

Decrease in cash and cash equivalents	(38,338)	(3,183)
Cash and cash equivalents at beginning of period (1)	77,496	80,679
Cash and cash equivalents at end of period (2)	$39,158	$77,496

(1)          Includes cash reported in assets held for sale of $14,363 and $8,281 at January 1, 2006 and 2005, respectively.

(2)          Includes cash reported in assets held for sale of $14,363 at December 31, 2005.

United Industrial Corporation & Subsidiaries

Non-GAAP Financial Data from Continuing Operations

(Dollars in Thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005

EBITDA	$20,941	$16,298	$65,592	$68,019
Add (deduct):
Depreciation and amortization	(3,905)	(2,912)	(12,330)	(8,957)
Interest (expense) income, net	(64)	(559)	(1,459)	(2,872)
Provision for income taxes	(5,577)	(5,452)	(18,683)	(20,221)
Income from continuing operations	$11,395	$7, 375	$33,120	$35,969

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Free cash flow
Cash provided by operating activities	$(18,843)	$21,288	$45,671	$49,571
Purchases of property and equipment	(8,140)	(7,054)	(13,250)	(25,239)
Proceeds from sale of property	—	—	—	7,555
Free cash flow	$(26,983)	$14,234	$32,421	$31,887